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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Amendment No. 1 to the registration statement of Harbinger Corporation on Form S-4 of our report dated January 31, 1997, except for Paragraph 3 of Note 16 as to which the date is March 16, 1997, on our audits of the consolidated financial statements and financial statement schedule of Premenos Technology Corp. and subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Premenos Technology Corp. 1996 Annual Report on Form 10-K.


                                          Coopers & Lybrand L.L.P.

San Francisco, California

November 13, 1997